Exhibit 10.43

PATHEON INC.

2011 AMENDED AND RESTATED

INCENTIVE STOCK OPTION PLAN

MARCH 10, 2011

1.	Purposes of the Plan

The purposes of the Amended and Restated Incentive Stock Option Plan (the “Plan”) are (i) to grant to directors, officers and key employees of Patheon Inc. (the “Corporation”) and its subsidiaries or any other person or company engaged to provide ongoing management or consulting services to the Corporation or any entity controlled by the Corporation (each, an “Eligible Person”) options (the “Options”) to purchase restricted voting shares (the “Shares”) of the Corporation in order to encourage the productivity of such Eligible Persons in furthering the growth and development of the Corporation and (ii) to assist the Corporation in retaining and attracting executives with experience and ability to reward significant performance achievements.

2.	Administration

The Plan shall be administered by a committee (the “Compensation Committee”) of three or more members of the board of directors of the Corporation (the “Board”). The Compensation Committee shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan. Individual members of the Compensation Committee shall be eligible to be granted Options under the Plan. Where it is proposed that Options be issued to a member of the Compensation Committee, such member shall refrain from voting on the resolution of the Compensation Committee approving such issuance, and such Options shall only be granted if approved by a majority of the other members of the Compensation Committee. The Options granted under the Plan may constitute “Incentive Stock Options” or “ISOs” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), if the Compensation Committee so chooses.

3.	Shares Subject to the Plan

The maximum number of Shares that may be issued upon the exercise of Options granted under the Plan shall be 15,500,151 Shares, subject to adjustment pursuant to Section 11 of the Plan. The maximum number of Shares reserved for issuance under Options granted to any one person within any one year period shall not exceed 6,458,396 Shares, subject to adjustment pursuant to Section 11 of the Plan. The aggregate number of Shares reserved for issuance under Options granted to directors of the Corporation who are not employees of the Corporation (“Outside Directors”) shall not exceed 1% of the then issued and outstanding Shares (on a non-diluted basis), which for greater certainty, in no event shall exceed 15,500,151 Shares, subject to adjustment pursuant to Section 11 of the Plan. The number of Shares issuable to insiders, at any time, under all security based compensation arrangements, cannot exceed 10% of issued and outstanding Shares. The number of Shares issued to insiders, within any one year period, under all security based compensation arrangements, cannot exceed 10% of issued and outstanding Shares. All Shares subject to Options that have, expired or have been forfeited or surrendered or otherwise terminated without the issuance of such Shares shall continue to be available for any subsequent issuance of Options under the Plan. Any Shares withheld to satisfy tax withholding obligations on Options issued under the Plan and Shares used to pay the exercise price of Options under the Plan shall not be available for any subsequent issuance of Options under the Plan.

4.	Grant of Options

The Compensation Committee shall from time to time designate and recommend to the Board for approval the Eligible Persons to whom Options should be granted (the “Optionees”) and the number of Shares to be covered by each such Option, provided that ISOs may be granted only to eligible employees of the Corporation and its subsidiaries.

Any Optionee, at the time of the granting of the Option, may hold more than one Option. The granting of each Option shall be evidenced by a letter from the Corporation addressed to the Optionee setting forth the number of Shares covered by such Option, the subscription price, the option period(s) and, as applicable, that the Option is intended to be an ISO.

5.	Subscription Price

The subscription price for each Share (the “Option Price”) covered by an Option shall be determined by the Compensation Committee and approved by the Board; but under no circumstances shall any price be less than the “market price” per Share on the date of grant. For the purposes hereof, “market price” per Share shall be the closing price of the Shares as reported on the Toronto Stock Exchange (or, if the Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada or the United States on which such Shares are listed and posted for trading as may be selected for such purpose by the Board) on the date of grant.

6.	Option Period

Each Option shall be exercisable during a period (an “Option Period”) recommended by the Compensation Committee and approved by the Board, which shall commence not earlier than the date of the grant of the Option, and shall expire not later than ten years after such date. Subject to the proviso that under no circumstances shall any Option Period extend beyond ten years from the date of grant, the following shall also apply:

(a)	in the event of the death of the Optionee either before or after retirement, the Option Period for Options outstanding at the time of death shall expire on the first anniversary of the date of death (but not after the expiry date of the Option first established) and may be exercised by the legal personal representative(s) of the Optionee on or before expiry on such first anniversary;

(b)	if an Optionee’s employment or other service with the Corporation terminates because of retirement at or subsequent to normal retirement age, the Option Period for Options then outstanding shall expire on the first anniversary of the date of retirement or such later date as may be fixed (but not after the expiry date of the Option first established), it being understood that an ISO must be exercised within 3 months following retirement (or such other period as may from time to time be prescribed by law) to qualify for ISO tax treatment;

(c)

if an Optionee’s employment or other service with the Corporation terminates for any cause other than death, retirement at or subsequent to normal retirement age or Just Cause (as hereinafter defined), the Option Period for Options then outstanding shall expire 3 months after the date of termination of employment or such later date as the Compensation Committee may fix (but not after the termination date of the Option first established), it being understood that an ISO must be exercised within 3 months following termination for any cause other than death or disability (or such other period as may from time to time be prescribed by law) to qualify for ISO tax treatment;

(d)	if an Optionee’s employment or other service with the Corporation terminates by reason of his dismissal or removal for just cause, including but not limited to fraud or willful fault or neglect (“Just Cause”), the Option Period for Options then outstanding shall be deemed to have expired on the date immediately preceding the date of such dismissal; and

(e)	notwithstanding the foregoing but subject to the Compensation Committee otherwise determining, an Option and all rights to purchase Shares pursuant thereto granted to an Outside Director shall expire and terminate immediately upon the Optionee ceasing to be a director of the Corporation;

All rights under (i) an Option unexercised at the expiry of the Option Period or (ii) an Option for which the Option Period has not commenced prior to the date of death or termination of employment or other service with the Corporation shall be forfeited.

Notwithstanding the foregoing, if the term of an Option held by any Optionee expires during or within 10 business days of the expiration of a period when the Optionee is prohibited from trading in the Corporation’s securities pursuant to (i) the Corporation’s written policies then applicable, or (ii) a notice in writing to the Optionee by a senior officer or director of the Corporation (the “Black-out Period”), then the term of such Option shall be extended to the close of business at the tenth business day following the expiration of the Black-out Period. With regard to Optionees who are U.S. taxpayers, the term “Black-out Period” shall only include a period that the Optionee cannot exercise the Option because such exercise would violate an applicable United States federal, state, local, or foreign law.

Where used in this Section 6, the word “month” means a period of 30 consecutive days and the term “business day” means any day other than Saturday and Sunday on which the Toronto Stock Exchange is open for business.

7.	Exercise of Option

(a)	An Option may be exercised in whole at any time or in part from time to time during the Option Period. Exercise shall be made by written notice to the Corporation setting forth the number of Shares with respect to which the Option is being exercised and specifying the address to which the certificate evidencing such Shares is to be delivered. Such notice shall be accompanied by a certified cheque made payable to the Corporation or other evidence of payment satisfactory to the Corporation in the amount of the Option Price, together with the amount the Corporation determines, in its discretion, is required to satisfy the Corporation’s withholding tax and source deduction remittance obligations in respect of the exercise of the Options and issuance of Shares. The Corporation shall cause a certificate for the number of Shares specified in the notice to be issued in the name of the Optionee and delivered to the address specified in the notice not later than five business days following receipt of such notice and cheque or other evidence of payment.

(b)	If the Shares are listed and posted for trading on a stock exchange or market, an Optionee may elect a cashless exercise in a written notice of exercise if the Shares issuable on the exercise are to be immediately sold. In such case, the Optionee will not be required to deliver to the Corporation a cheque for the applicable Option Price referred to in paragraph (a) above. Instead the following procedure will be followed:

(i)	The Optionee will, directly or through an intermediary, instruct a broker selected by the Optionee (or selected by the Corporation at the Corporation’s sole option) to sell through the stock exchange or market on which the Shares are listed or quoted, the Shares issuable on the exercise of Options, as soon as possible at the then applicable bid price of the Shares.

(ii)	On the trade date, the Optionee will deliver the written notice of exercise including details of the trades to the Corporation electing the cashless exercise and the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Shares issued on the exercise of the Options, against payment by the broker to the Corporation of (i) the Option Price for such Shares; and (ii) the amount the Corporation determines, in its discretion, is required to satisfy the Corporation’s withholding tax and source deduction remittance obligations in respect of the exercise of the Options and issuance of Shares.

(iii)	The broker will deliver to the Optionee the remaining proceeds of sale, net of the brokerage commission.

(c)	Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(i)	completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(ii)	the admission of such Shares to listing on any stock exchange on which the Shares may then be listed; and

(iii)	the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

8.	Non-assignable

No Option or any interest therein shall be assignable or transferable by the Optionee otherwise than by will or the law of succession.

9.	Not a Shareholder

An Optionee shall have no rights as a shareholder of the Corporation with respect to any Shares covered by his or her Option until he or she shall have become the holder of record of such Shares.

10.	Taxes and Source Deductions

The Corporation or an affiliate may take such reasonable steps for the deduction and withholding of any taxes and other required source deductions which the Corporation or the affiliate, as the case may be, is required by any law or regulation of any governmental authority whatsoever to remit in connection with this Plan, any Options or any issuance of Shares. Without limiting the generality of the foregoing, the Corporation may, at its discretion: (i) deduct and withhold those amounts it is required to remit from any cash remuneration or other amount payable to the Optionee, whether or not related to the Plan, the exercise of any Options or the issue of any Shares; (ii) allow the Optionee to make a cash payment to the Corporation equal to the amount required to be remitted, which amount shall be remitted by the Corporation to the appropriate governmental authority for the account of the Optionee; or (iii) sell, on behalf of the Optionee, that number of Shares to be issued upon the exercise of Options such that the amount withheld by the Corporation from the proceeds of such sale will be sufficient to satisfy any taxes required to be remitted by the Corporation for the account of the Optionee. Where the Corporation considers that the steps undertaken in connection with the foregoing result in inadequate withholding or a late remittance of taxes, the delivery of any Shares to be issued to an Optionee on the exercise of Options may be made conditional upon the Optionee (or other person) reimbursing or compensating the Corporation or making arrangements satisfactory to the Corporation for the payment in a timely manner of all taxes required to be remitted for the account of the Optionee.

11.	Effects of Alteration of Share Capital

In the event of any change in the outstanding Shares of the Corporation by reason of any stock dividend, split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, an equitable adjustment shall be made in the maximum number of kind of Shares issuable under the Plan or subject to outstanding Options and in the Option Price. Such adjustment shall be determined by the Compensation Committee and, if appropriate, approved by the Board, and shall be conclusive and binding for all purposes of the Plan.

12.	Amendments Not Requiring Shareholder Approval

Subject to Section 13, applicable law and the rules and regulations of any stock exchange on which the Shares may be listed, the Board may from time to time in its absolute discretion make amendments, modifications and changes to the Plan or to any Option granted hereunder without notice to or approval by the shareholders of the Corporation including:

(a)	minor changes of a “housekeeping nature”, including any amendments to any definitions in the Plan or any Option;

(b)	changes in the administration of the Plan including to the delegation by the Board of responsibility for the Plan to any committee of the Board;

(c)	changes implemented pursuant to a Change in Control, as defined in Section 14;

(d)	changing the exercise method and frequency, the Option Price (including the method of determining the market price), the Option Period (including any alteration, extension or acceleration of the vesting of Options) or the provisions relating to the effect of termination of an Optionee’s employment in Section 6 (for greater certainty, any reduction in the Option Price benefiting an insider or an extension of the Option Period benefiting an insider will require shareholder approval in accordance with Section 13);

(e)	changing the terms and conditions of any financial assistance which may be provided by the Corporation to Optionees to facilitate the purchase of Shares under the Plan;

(f)	adding, removing or changing a cashless exercise feature or automatic exercise feature payable in cash or securities;

(g)	changes required for compliance with applicable laws or regulations, tax or accounting provisions or the rules or requirements of any tax or regulatory authority or stock exchange;

(h)	correcting errors or omissions or clarifying the provisions of the Plan or any Option;

(i)	changes to enable the Options to qualify for favourable treatment under applicable tax laws;

(j)	changing the application of Section 11 (Effects of Alteration of Share Capital) and Section 14 (Change in Control); and

(k)	suspending or terminating the Plan.

13.	Amendments Requiring Shareholder Approval

The following specific types of amendments require approval by the shareholders of the Corporation:

(a)	any increase in the maximum number of Shares issuable under the Plan (other than pursuant to Section 11);

(b)	any change in the class of Eligible Persons;

(c)	a reduction in the Option Price benefiting an insider of the Corporation;

(d)	an extension of the Option Period benefiting an insider of the Corporation;

(e)	any increase in the maximum Option Period permitted under the Plan;

(f)	any increase in the maximum number of Shares that may be reserved for issuance under Options granted to Outside Directors;

(g)	any increase in the maximum number of Shares that may be reserved for issuance to insiders under all security based compensation arrangements;

(h)	any increase in the maximum number of Shares that may be issued to insiders in any one year period under all security based compensation arrangements;

(i)	the cancellation and reissue of any Option;

(j)	any amendment to the provisions of the Plan that would permit Options to be transferred or assigned other than by will or the law of succession; and

(k)	any amendments to the amendment provisions of the Plan.

Notwithstanding Section 12 or any other provision of the Plan, any amendment for which shareholder approval would be required to bring the Plan within the performance-based compensation exception under Section 162(m) of the Code, will require shareholder approval.

For the purposes of this Section 13, an amendment does not include an accelerated expiry of an Option by reason of the fact that an Optionee ceases to be an officer, director, or employee of the Corporation or any of its subsidiaries.

The shareholders’ approval of an amendment, if required pursuant to the terms hereof, shall be given by approval of the holders of a majority of the Shares present and voting in person or by proxy at a duly called meeting of the shareholders. Options may be granted under the Plan prior to the approval of the amendment, provided that no Shares may be issued pursuant to the amended terms of the Plan until the shareholders’ approval of the amendment has been obtained.

No amendment, modification or change may, without the consent of the Optionee to whom Options shall theretofore have been granted, adversely affect the rights of such Optionee.

14.	Change in Control

In the event of a Change in Control, each Option granted and outstanding under the Plan shall become immediately exercisable, even if such Option is not otherwise vested or exercisable in accordance with its terms.

In the event of a Change in Control or a potential Change in Control, the Board of Directors shall have the power, subject to Section 13, to make such changes to the terms of the Options as it considers fair and appropriate in the circumstances, including but not limited to: (i) accelerating the date at which Options become exercisable; and (ii) otherwise modifying the terms of the Options to assist the Optionees to tender into a take-over bid or other arrangement leading to a Change in Control.

For purposes of this Section 14, “Change in Control” means the occurrence of any of the following:

(a)	any person or group, other than JLL Patheon Holdings LLC or its affiliates (as determined pursuant to applicable securities legislation, including all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder), acquires beneficial ownership of securities of the Corporation carrying 30% or more of the voting rights attached to all securities of the Corporation then outstanding entitled to vote in the election of directors of the Corporation (collectively, “Voting Shares”) including securities convertible into, or exchangeable for, or providing for the issuance of, Voting Shares; provided, however, that, for the purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control:

(i)	any acquisition of beneficial ownership of Voting Shares by the Corporation or any of its subsidiaries;

(ii)	any acquisition of beneficial ownership of Voting Shares by any employee benefit plan (or related trust) of the Corporation or its subsidiaries;

(iii)	any acquisition of beneficial ownership of Voting Shares by any person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (b); or

(iv)	any acquisition of beneficial ownership of Voting Shares by any person whose ordinary business includes the management of investment funds for others and such Voting Shares are beneficially owned by such person in the ordinary course of such business;

(b)	consummation of a merger, amalgamation, arrangement, business combination, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination:

(i)	persons who were the beneficial owners, respectively, of the outstanding common shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding Voting Shares of the person resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries);

(ii)	no person (excluding any person resulting from the Business Combination or any employee benefit plan (or related trust) of the Corporation or such person resulting from the Business Combination) or group beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding Voting Shares of the person resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination; and

(iii)	at least a majority of the members of the board of directors of the person resulting from such Business Combination were members of the incumbent board of directors at the time of the execution of the initial agreement providing for, or the action of the board of directors approving, such Business Combination.

15.	Compliance with Applicable Foreign Laws

Notwithstanding any other provision of this Plan to the contrary, in order to comply with the laws in other countries or other jurisdictions in which the Corporation and its subsidiaries operate or have employees, the Compensation Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which subsidiaries shall be covered by this Plan.

(b)	Determine which Eligible Persons outside Canada and the United States are eligible to participate in this Plan.

(c)	Modify the terms and conditions of any Option granted to Optionees outside Canada and the United States to comply with applicable foreign laws.

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15 by the Compensation Committee shall be attached to this Plan document as appendices.

(e)	Take any action, before or after an Option is granted, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Compensation Committee may not take any actions hereunder, and no Options shall be granted, that would violate applicable law.

16.	Compliance with State Securities Laws

Notwithstanding any provision of this Plan to the contrary, the Compensation Committee, in its sole discretion, shall have the power and authority to modify the terms and conditions of any Option granted to Optionees who reside in one or more individual states to the extent necessary or desirable under applicable state securities laws. Any modifications to Plan terms and procedures established under this Section 16 by the Compensation Committee shall be attached to this Plan document as appendices.

17.	Deferred Compensation

No deferral of compensation (as defined under Section 409A of the Code or guidance thereto) is intended under this Plan. If, notwithstanding this intent, the grant of an Option, reduction of an Option Price, extension of an Option Period or other change to the terms of an Option would give rise to deferred compensation as defined under Section 409A of the Code at a time when the Option(s) fail to meet the requirements of Section 409A of the Code, then such grant, reduction, extension or other change shall be null and void.